Exhibit 10.5
AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amendment is made and entered into this 17th day of December, 2009 by and between NORTEK, INC. (“Employer”) and Almon C. Hall, III (“Employee”):
RECITALS
1.	Employee, Employer and Nortek Holdings, Inc. (“Holdings”) entered into that certain Amended and Restated Employment Agreement dated August 27, 2004 (the “Agreement”).

2.	Employee and Employer desire to further amend the Agreement as provided herein and Employee, Employer and Holdings agree that Holdings shall cease to be a party to the Agreement and shall no longer be considered an “Employer” thereunder.
NOW THEREFORE, in consideration of the foregoing recitals, and of the promises, covenants, terms and conditions contained herein, the parties hereto agree as follows:
     A. Section 2(a) of the Agreement is amended by deleting such Section in its entirety and replacing it with the following:
     “(a) Basic Salary. Employee shall, during the Employment Period, receive a basic annual salary of not less than $500,000, subject to such increases as the CEO shall make at the beginning of each year (hereinafter called the ‘Basic Salary’), payable monthly.”
     B. Section 2(d) of the Agreement is amended by deleting such Section in its entirety and replacing it with the following:
  “(d) Retiree Medical Coverage Payment.
i. Employer shall make the Retiree Medical Coverage Payment (as hereinafter defined) to Employee or, in the event of his death, his Spouse, upon the earliest to occur of (x) the termination of Employee’s employment with Employer, howsoever caused, (y) a Change in Control (as hereinafter defined) following the ‘Effective Date’ of the prepackaged plan of reorganization of Employer approved by order of the U.S. Bankruptcy Court, District of Delaware in connection with the Chapter 11 case (the ‘Emergence Date’) or (z) the third anniversary of the Emergence Date.

ii. For purposes of this Section 2(d), the following terms shall have the following definitions:
A. ‘Change in Control’ shall mean (x) a ‘change in the ownership’ (as that term is defined at Section 1.409A-3(i)(5)(v) of regulations promulgated by the Department of the Treasury under the Internal Revenue Code of 1986, as amended (the ‘Code’ and such regulations, the ‘Treasury Regulations’)) of Employer, (y) a ‘change in the effective control’ (as that term is defined at Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) of Employer or (z) a ‘change in the ownership of a substantial portion of the assets’ (as that term is defined at Section 1.409A-3(i)(5)(vii) of the Treasury Regulations) of Employer.
B. ‘Medical Coverage’ shall mean, as of the Triggering Date, the lesser of (i) $1,000,000 and (ii) the cost of providing Employee, his Spouse and dependents, beginning on the Triggering Date, with lifetime continued medical and dental benefits, as determined by reference to the medical and dental benefits that were provided Employee, his Spouse and dependents at the Effective Time, any medical or dental expense that would be deductible by Employee under section 213 of the Code, including insurance premiums, long term care benefits (determined without regard to any limitation under section 213 of the Code), co-payments and deductible amounts (all determined without regard to the deductible threshold set forth in section 213(a) of the Code) if paid by Employee directly, and such other reasonable medical and dental expenses that Employer has approved from time to time (exclusive of any gross up for taxes pursuant to Sections 2(d)(iv) or 5 hereof and determined without regard to reimbursements made prior to the Triggering Date under the Nortek Executive Health Reimbursement Plan) in the aggregate during Employee’s and his Spouse’s (as such term is hereinafter defined) lifetimes. For the avoidance of doubt, except for any right of Employee to continue medical and dental plan participation under applicable law (including, but not limited to, the Consolidated Omnibus Reconciliation Act), nothing herein shall require Employer to provide continued medical and dental benefit coverage to Employee, his Spouse or dependents beyond termination of Employee’s employment for any reason.
C. ‘Retiree Medical Coverage Payment’ shall mean a payment equal to the greater of (y) $838,707 or (z) the present value of Medical Coverage. For illustrative purposes, a sample calculation of the Retiree Medical Coverage Payment is set forth in Exhibit A hereto. Such amount shall be calculated before the gross-up payments provided in Sections 2(d)(iv) and 5.
D. ‘Section 409A Taxes’ shall mean any tax (including, but not limited to, any excise tax), obligation, penalty, payment of interest or other liability of any kind arising out of, related to or imposed by reason of Section 409A of the Code or the Treasury Regulations thereunder, any successor provision, or any similar local, state or foreign law.
E. ‘Spouse’ shall mean any individual married to Employee only during the time such individual is married to Employee, provided that an individual who is married to Employee at the time of Employee’s death shall be a Spouse for the remainder of such individual’s lifetime.
F. ‘Triggering Date’ shall mean the date on which the earliest of the events described in Section 2(d)(i) of this Agreement occurs.
iii. As long as he remains employed by Employer, Employee shall continue to be covered by the Nortek Executive Health Reimbursement Plan as in effect on the Effective Time, and benefits received under that plan prior to the Triggering Date shall have no effect on the amount of the Retiree Medical Coverage Payment.
iv. Without duplication of any gross-up under Section 5 of this Agreement with respect to the Retiree Medical Coverage Payment, Employer agrees to make a ‘gross-up’ payment to Employee, or, in the event of his death, his Spouse, to cover any and all state and federal income taxes, taxes imposed by section 4999 (as defined in Section 5 of this Agreement), Section 409A Taxes, interest and penalties (if any) and the applicable taxes on any such gross-up payments that become due as a result of, or that are otherwise related to, the Retiree Medical Coverage Payment or the right to receive such payment, such that the net amount retained by Employee (after giving effect to all taxes and withholdings (including related interest and penalties, if any)) shall be equal to the Retiree Medical Coverage Payment. The gross-up payment required by this subsection (iv) shall be determined by the Firm (as defined in Section 5 of this Agreement) and shall be made at the same time as the Retiree Medical Coverage Payment is made, as provided in Section 2(d)(v) of this Agreement. To the extent that a claim is asserted by the Internal Revenue Service that, if successful, would require Employer to make a gross-up payment or an additional gross-up payment hereunder, Employer and Employee will cooperate fully in resolving the controversy with the Internal Revenue Service. Employer will make or advance such gross-up payments as are necessary to prevent Employee from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by Employee to Employer. Employer will bear all expenses of the controversy and will gross Employee up for any additional taxes that may be imposed upon Employee as a result of its payment of such expenses.
v. The Retiree Medical Coverage Payment shall be made to Employee or his Spouse, as applicable, in a lump sum within 30 days after the Triggering Date. At the time of such payment, Employer shall also pay such amount as is necessary to cover the amounts then due under Section 2(d)(iv).
vi. Employer’s obligations under Section 2(d)(iv) shall survive the termination of the Employment Period and any termination of this Agreement.”
     C. A new Section 16 is added to the Agreement, which Section shall read as follows:
“16. Section 409A”
“Notwithstanding any other provision of the Agreement or any other plan, agreement, or arrangement to the contrary, the terms of the Policy adopted by Nortek, Inc. and Subsidiaries, dated December 28, 2008, governing the timing of payments by reason of separation from service to ‘specified employees’ shall govern any applicable amounts payable under the Agreement. Further notwithstanding any other provision of the Agreement or any other plan, agreement, or arrangement to the contrary, the terms of the Nortek, Inc. and Subsidiaries 409A Reimbursement Policy, dated December 28, 2008, governing the timing of certain reimbursement payments, shall govern any applicable amounts payable under the Agreement. In addition, without limiting Employee’s rights hereunder, the Retiree Medical Coverage Payment is intended to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted accordingly and applied in a manner consistent with the foregoing.”
     D. Each of Holdings, Employer and Employee acknowledge and agree that, as of the date hereof, Holdings shall cease to be a party to the Agreement and shall no longer be considered an “Employer” thereunder.
     E. This Amendment shall be governed by the laws of the State of Rhode Island and Providence Plantations.
     F. All cross-references in the Agreement are hereby renumbered appropriately.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of December 17, 2009.

NORTEK, INC.
By:	/s/ Kevin W. Donnelly
	Name:	Kevin W. Donnelly
	Title:	Vice President, General Counsel and Secretary

/s/ Almon C. Hall, III
Almon C. Hall, III

Acknowledged and Agreed: NORTEK HOLDINGS, INC.
By:	/s/ Kevin W. Donnelly
	Name:	Kevin W. Donnelly
	Title:	Vice President, General Counsel and Secretary

Exhibit A